EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 20, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting (which report does not include internal control over financial reporting over Tusonix, Inc. acquired during 2008) included in the Annual Report of CTS Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.
/s/ GRANT THORNTON LLP
Chicago, Illinois
May 27, 2009